Exhibit (c)(5)
P R O J E C T W R I G L E Y Highly Confidential Preliminary Working Draft March 18, 2011 S T R I C T L Y P R I V A T E A N D C O N F I D E N T I A L For Negotiating Purposes Only

CNA Financial has considered several factors in its assessment of CNA Surety CNA Surety's public market price has been influenced by a range of items and is not necessarily representative of underlying franchise value There is only one equity research analyst that publishes on the company Stock price is now driven by the proposed transaction and influenced by risk arb investors Outside observers have incorrectly assessed key deal considerations (including pro forma capital impact) CNA Surety is the only publicly-traded specialty lines company The other leading surety businesses are all embedded within large, diversified property & casualty insurers Surety business accounts for an average of 2.9% of total premium volume written by the remaining top 5 surety lines writers1 Small and mid-sized publicly traded specialty property & casualty insurers do not have meaningful Surety businesses Surety business accounts for an average of 2.4% of total premium volume written by a broad universe of specialty property & casualty insurers2 A buy-in of CNA Surety's minority shareholders is not a change of control transaction CNA Financial currently owns a majority of CNA Surety shares outstanding and has four of seven board seats Previous change of control transactions in the surety market (or elsewhere) are not comparable Premiums paid in precedent minority buy-in transactions serve as a reference point, not a determining factor However, we do observe that premiums implied by CNA Financial's proposals (both initial and current) align with premiums paid in precedent deals Implied price / book value multiples on precedent insurance industry minority buy-ins are irrelevant No prior minority buy-ins involved surety lines writers and broad insurance industry valuation multiples have shifted dramatically over time 1 Travelers, Liberty Mutual, Zurich Financial and Chubb; based on direct premiums written 2 WR Berkley, Markel, HcC, OneBeacon, Tower Group, Argo Group, RLI, AmTrust, Navigators, Global Indemnity, Meadowbrook, National Interstate, Baldwin & Lyons, EMC; based on direct premiums written 3 Median premium of initial offer price to closing price one day prior to initial offer for all completed minority buy-in transactions since July 2001 4 Median premium of final price to closing price one day prior to initial offer for all completed minority buy-in transactions since July 2001 CNA Financial's valuation is anchored by its view of CNA Surety's intrinsic value Preliminary and Confidential 1 P R O J E C T W R I G L E Y

"The weak economy has significantly reduced government revenues, which in turn has forced governments to make difficult decisions on spending and taxes. An improving economy should help, but state and local finances will remain under pressure for some time. Moreover, states and localities are facing difficult longer-run issues related to pension and health-related expenses for their retired employees. These challenges are daunting..." - Fed. Chairman Bernanke, speech on 3/2/11 titled "Challenges for State & Local Governments" "Despite accumulating signs of recovery in the US economy, many states and municipalities remain under severe budgetary pressure...The size of near-term budget gaps suggests that state and local spending growth will be quite low." - Goldman Sachs Global ECS Research,12/17/10 "While the federal government reports the economy to be technically out of recession, the near-term outlook for the construction industry is bleak...The number of distressed contractors and firms heading to bankruptcy continues to climb...[and] the construction industry should prepare for another year of decline in nonresidential construction." - FMI 2011 U.S. Markets Construction Overview "Our first drag in the contract surety premiums is the overall construction economy. Our contract surety business has performed better than overall trends...primarily due to our heavy involvement in the public sector which has been aided by money out of Washington...The direction of the construction economy remains less than certain, particularly as the stimulus spending recedes. State and municipal finances remain weak and bank lending remains tight." [On the impact of ARRA stimulus funding on the construction economy] "...the construction economy is probably running somewhere in [the] $800 billion range. The stimulus package - there's various estimates, but let's say it's anywhere from $130- 150 million over a two, three year period. So maybe it was $50 to $100 million in any one year...its not a huge factor, but it's a decent amount. And so if it goes away, it certainly doesn't help, particularly when states and villages aren't spending either." - John Welch, CNA Surety Q3'10 earnings call "The continued sluggishness in the economy and particularly the impact on public and private construction spending has significantly affected the volume of surety business in the marketplace...we continue to see a challenging growth environment. As I said, in the surety business, the economy is resulting in a lack of business opportunity." - Travelers Q4'10 earnings call Premium growth considerations 1 Blue Chip Consensus Forecast as of March 10, 20112 U.S. Census Bureau 3 Dodge Construction Data ($ millions) Public non-residential construction2 Long-term outlook for public spending is uncertain given concerns of the fiscal health of state & local governments Private non-residential construction2 Decline in private non-residential construction has been dramatic and prospects remain weak Total commercial construction spending is expected to remain under pressure in the near-term Total US Construction Awards2 Federal, state and local government deficits Intensifying budget pressures 40 states projecting FY'12 budget shortfalls Stimulus programs expiring American Recovery & Reinvestment Act expires in September 2011 Build America Bond program not renewed past 2010 Highway Trust Fund renewal uncertain Emerging macroeconomic challenges Oil price spike Surging food & commodity prices Global instability (Japan earthquake, Middle East uprisings) Unemployment remains high Construction market headwinds Selected commentary3 Public non-residential construction Column 3 Column 4 Column 5 Column 6 Column 7 Column 8 Column 9 Column 10 Column 11 Column 12 Column 13 Column 14 Column 15 Column 16 1/1/2008 286970 2/29/2008 292327 3/31/2008 299540 4/30/2008 297038 5/31/2008 297896 6/30/2008 300053 7/31/2008 302727 8/31/2008 305899 9/30/2008 300748 10/31/2008 306812 11/30/2008 309153 12/31/2008 304622 1/31/2009 297511 2/28/2009 309316 3/31/2009 313689 4/30/2009 310495 5/31/2009 307551 6/30/2009 313853 7/31/2009 315833 8/31/2009 308701 9/30/2009 307214 10/31/2009 305505 11/30/2009 297623 12/31/2009 293127 1/31/2010 285170 2/28/2010 282410 3/31/2010 290651 4/30/2010 295341 5/31/2010 291238 6/30/2010 299431 7/31/2010 298722 8/31/2010 304942 9/30/2010 306553 10/31/2010 304462 11/30/2010 296254 12/31/2010 292219 1/31/2011 292276 Jan-08 Jul-08 Jan-09 -2.3% Jul-09 Jan-10 -2.7% Jul-10 Jan-11 0.0% M-o-M %: Public non-residential construction Column 3 Column 4 Column 5 Column 6 Column 7 Column 8 Column 9 Column 10 Column 11 Column 12 Column 13 Column 14 Column 15 Column 16 1/1/2008 414045 2/29/2008 410638 3/31/2008 405798 4/30/2008 409912 5/31/2008 413850 6/30/2008 407304 7/31/2008 411182 8/31/2008 402515 9/30/2008 410404 10/31/2008 412197 11/30/2008 403443 12/31/2008 392797 1/31/2009 376435 2/28/2009 374328 3/31/2009 374618 4/30/2009 368340 5/31/2009 366247 6/30/2009 355029 7/31/2009 348877 8/31/2009 342568 9/30/2009 331902 10/31/2009 318046 11/30/2009 306845 12/31/2009 297046 1/31/2010 281465 2/28/2010 275902 3/31/2010 275079 4/30/2010 274121 5/31/2010 267305 6/30/2010 262966 7/31/2010 252323 8/31/2010 253311 9/30/2010 258265 10/31/2010 259983 11/30/2010 266671 12/31/2010 262671 1/31/2011 244437 Jan-08 Jul-08 Jan-09 -4.2%) Jul-09 Jan-10 -5.2% Jul-10 Jan-11 -6.9% M-o-M %: Preliminary and Confidential 2 P R O J E C T W R I G L E Y

Preliminary and Confidential

Loss ratio considerations

Surety management case net loss ratios	2011E	2012E	2013E	2014E	2015E	Average
Total Commercial	24.8%	23.3%	21.8%	20.3%	20.3%	22.1%
Total Contract	31.9%	30.3%	28.8%	27.3%	27.3%	29.1%
Total Surety	*29.0%*	*27.5%*	*26.0%*	*24.6%*	*24.6%*	*26.4%*

	2001	2002	2003	2004	2005	2006	2007	2008	2009	2010	1-yr avg	3-yr avg	5-yr avg	10-yr avg
Surety historical loss ratios														
GAAP: calendar year gross basis														
Loss ratio	61.8%	22.1%	70.7%	16.9%	43.8%	21.6%	25.6%	19.9%	17.0%	8.1%	8.1%	15.0%	18.4%	30.8%
Loss ratio adjusted[1]	*61.8%*	*22.1%*	*112.5%*	*16.9%*	*43.8%*	*21.6%*	*25.6%*	*19.9%*	*17.0%*	*8.1%*	*8.1%*	*15.0%*	*18.4%*	*34.9%*
GAAP: calendar year net basis														
Loss ratio (ex. development)	23.7%	29.5%	43.7%	27.7%	43.4%	25.7%	25.7%	29.3%	29.3%	29.1%	29.1%	29.2%	27.8%	30.7%
Reserve development	1.5%	2.1%	12.9%	(0.2%)	(6.7%)	(1.3%)	(1.2%)	(10.5%)	(12.9%)	(18.3%)	(18.3%)	(13.9%)	(8.8%)	(3.5%)
Loss ratio	25.2%	31.6%	56.7%	27.5%	36.7%	24.3%	24.5%	18.7%	16.5%	10.8%	10.8%	15.3%	19.0%	27.2%
Loss ratio adjusted[2]	*25.2%*	*31.6%*	*98.4%*	*27.5%*	*36.7%*	*24.3%*	*24.5%*	*18.7%*	*16.5%*	*10.8%*	*10.8%*	*15.3%*	*19.0%*	*31.4%*
SAP reported														
Gross AY (fully developed)	47.2%	39.1%	36.8%	21.3%	45.6%	12.5%	18.2%	19.0%	29.1%	29.0%	29.0%	25.7%	21.6%	29.8%
Net AY (fully developed)	36.2%	35.3%	39.5%	20.3%	34.2%	12.8%	15.8%	19.8%	29.3%	29.1%	29.1%	26.1%	21.4%	27.2%
SAP adjusted														
Gross AY (fully developed)[1]	47.2%	39.1%	78.2%	21.3%	45.6%	12.5%	18.2%	19.0%	29.1%	29.0%	29.0%	25.7%	21.6%	33.9%
Net AY (fully developed)[2]	36.2%	35.3%	80.9%	20.3%	34.2%	12.8%	15.8%	19.8%	29.3%	29.1%	29.1%	26.1%	21.4%	31.4%
Surety industry SAP calendar year loss & LAE ratios[3]														
SAA data	90.8%	81.8%	55.9%	67.5%	50.1%	24.0%	26.2%	20.4%	27.6%		27.6%	24.8%	29.7%	50.1%
A.M. Best data	91.5%	80.1%	58.7%	74.2%	50.3%	24.3%	25.8%	20.5%	27.8%		27.8%	24.7%	29.7%	50.9%
Peer group SAP calendar year loss & LAE ratios[4]														
Travelers	72.8%	96.9%	59.7%	166.4%	34.1%	30.3%	33.8%	11.7%	16.6%		16.6%	20.7%	25.3%	57.5%
Liberty Mutual	112.9%	41.1%	22.9%	30.7%	30.2%	21.0%	19.1%	22.0%	26.4%		26.4%	22.5%	23.7%	37.5%
Zurich	37.1%	90.9%	123.1%	59.7%	44.1%	NM	19.3%	9.4%	9.0%		9.0%	12.6%	20.4%	49.0%
Chubb	296.5%	NM	0.6%	5.4%	34.8%	14.5%	0.0%	37.4%	3.2%		3.2%	13.5%	18.0%	51.2%

"…we have seen an increase in incurred losses on the small end of the scale during this quarter. Frequency has increased and loss activity of accident years 2010 and 2009 has been running close to our loss picks. We continue to watch these trends very carefully and have adjusted our underwriting approach…in anticipation of greater default rates…[ultimately], the future trend of the economy will greatly determine our loss activity…"

– John Welch, Q3'10 earnings conference call

"Contractors are under a lot of pressure right now. There is a lot of competition, a lot of people in the private sector bidding in the public sector. So margins are compressed and the backlogs aren't what they used to be…over the next two years, we'll kind of tell whether they are able to survive it and go on, but again an increasing economy will certainly help…"

– John Welch, Q4'10 earnings conference call

"Surety loss activity has historically lagged performance in the overall construction market by 18 to 24 months…If historical trends remain consistent, the latter parts of 2010, all of 2011 and the early stages of 2012 will result in substantially increased claim activity for sureties. Such activity will increase not only in frequency (i.e., the number of claims), but also in size (i.e., the amount of loss)."

"The scarcity of private work has led to strong sectors now becoming everybody's expertise…this appetite to secure work at almost any cost has significantly squeezed margins [and] it has been cause for concern for the surety industry."

"Our recent survey of surety professionals showed…[concern that] contractors have failed to bring overhead down in conjunction with declining revenue and backlog, contractors have strayed too far from their areas of competency and contractors have taken on unacceptable levels of risk in bidding new work."

– FMI, 2011 U.S. Markets Construction Overview

[1] Includes Dick Corp. loss adjustments of $127mm for CNAF credit facility and $25mm of developed CCC reinsurance losses
[2] Includes Dick Corp. loss adjustment of $127mm for CNAF credit facility
[3] Calculated as direct loss and LAE expenses incurred (assumed to include ULAE) / direct premiums earned
[4] Calculated as direct losses incurred, direct defense and containment expenses and direct adjusting & other expense incurred (ULAE) / direct premiums earned by the Surety LOB

3

PROJECT WRIGLEY

Consolidated capital considerations - GAAP and SAP Statutory capital impact GAAP capital impact Note: Approximate noncontrolling interest as of 12/31/10; calculated as Surety shareholders' equity x ~38.7% minority ownership Preliminary and Confidential 4 P R O J E C T W R I G L E Y

Consolidated capital considerations - Standard & Poor's Standard & Poor's capital adequacy (as of 12/31/101) CCC total adjusted capital declines in line with the reduction in statutory capital No increase in total adjusted capital upon full consolidation; S&P already assumes full consolidation of Surety's total adjusted capital and required capital CCC required capital increase reflects a 100% risk charge on investment in affiliate vs. 0% risk charge on existing cash expected to fund a transaction Current risk charge assessed against $494 million statutory carrying value as of 12/31/10 Pro forma risk charge assessed against SUR's $826 million statutory surplus Represents sum of reduction in total adjusted capital and increase in required capital 1 2 3 4 1 2 3 4 1 Estimated Standard & Poor's capital calculations Preliminary and Confidential 5 P R O J E C T W R I G L E Y

Consolidated capital considerations - A.M. Best A.M. Best capital adequacy (as of 12/31/101) CCC total adjusted capital declines in line with the reduction in statutory capital A.M. Best provides credit for minority interest in the calculation of total adjusted capital Current minority interest credit calculated as $826 million statutory surplus x minority ownership position (~61.3%) Minority interest is eliminated upon full consolidation Required capital already reflects full (100%) consolidation of Surety's risk charge Represents sum of reduction in total adjusted capital and increase in required capital 1 2 3 4 1 2 3 4 1 Estimated A.M. Best capital calculations Preliminary and Confidential 6 P R O J E C T W R I G L E Y

Date Surety 10/29/2010 19.25 10/28/2010 19.15 10/27/2010 19.35 10/26/2010 19.51 10/25/2010 19.28 10/22/2010 19.14 10/21/2010 19.13 10/20/2010 19.03 10/19/2010 18.63 10/18/2010 19.03 10/15/2010 18.79 10/14/2010 18.93 10/13/2010 18.7 10/12/2010 18.32 10/11/2010 18.31 10/8/2010 18.43 10/7/2010 18.03 10/6/2010 18.13 10/5/2010 18.13 10/4/2010 17.51 10/1/2010 18.07 9/30/2010 17.92 9/29/2010 17.76 9/28/2010 17.93 9/27/2010 17.67 9/24/2010 17.95 9/23/2010 17.2 9/22/2010 17.3 9/21/2010 17.41 9/20/2010 17.65 9/17/2010 17.15 9/16/2010 16.98 9/15/2010 17.32 9/14/2010 17.06 9/13/2010 17.07 9/10/2010 16.83 9/9/2010 16.82 9/8/2010 16.81 9/7/2010 16.72 9/3/2010 17.42 9/2/2010 17.16 9/1/2010 17.4 8/31/2010 16.76 8/30/2010 16.46 8/27/2010 16.76 8/26/2010 16.34 8/25/2010 16.64 8/24/2010 16.31 8/23/2010 16.42 8/20/2010 16.87 8/19/2010 16.29 8/18/2010 16.75 8/17/2010 16.54 8/16/2010 16.49 8/13/2010 16.31 8/12/2010 16.56 8/11/2010 16.45 8/10/2010 17.36 8/9/2010 17.74 8/6/2010 17.57 8/5/2010 17.39 8/4/2010 17.6 8/3/2010 17.31 8/2/2010 17.96 7/30/2010 17.25 7/29/2010 16.79 7/28/2010 16.71 7/27/2010 16.98 7/26/2010 16.7 7/23/2010 16.7 7/22/2010 16.36 7/21/2010 15.87 7/20/2010 16.22 7/19/2010 16.02 7/16/2010 15.9 7/15/2010 16.41 7/14/2010 16.5 7/13/2010 16.67 7/12/2010 16.1 7/9/2010 16.44 7/8/2010 16.19 7/7/2010 15.99 7/6/2010 15.62 7/2/2010 15.84 7/1/2010 15.97 6/30/2010 16.07 6/29/2010 16.16 6/28/2010 16.7 6/25/2010 16.65 6/24/2010 16.41 6/23/2010 16.55 6/22/2010 16.6 6/21/2010 16.73 6/18/2010 16.91 6/17/2010 16.86 6/16/2010 16.79 6/15/2010 16.85 6/14/2010 16.26 6/11/2010 16.41 Surety historical stock price performance Source: FactSet, SNL Financial $19.25 7 P R O J E C T W R I G L E Y

Date Surety Average 10/29/2010 1.021 0.949 10/28/2010 1.055 0.949 10/27/2010 1.066 0.949 10/26/2010 1.074 0.949 10/25/2010 1.062 0.949 10/22/2010 1.054 0.949 10/21/2010 1.053 0.949 10/20/2010 1.048 0.949 10/19/2010 1.026 0.949 10/18/2010 1.048 0.949 10/15/2010 1.035 0.949 10/14/2010 1.042 0.949 10/13/2010 1.03 0.949 10/12/2010 1.009 0.949 10/11/2010 1.008 0.949 10/8/2010 1.015 0.949 10/7/2010 0.993 0.949 10/6/2010 0.998 0.949 10/5/2010 0.998 0.949 10/4/2010 0.964 0.949 10/1/2010 0.995 0.949 9/30/2010 0.987 0.949 9/29/2010 0.978 0.949 9/28/2010 0.987 0.949 9/27/2010 0.973 0.949 9/24/2010 0.988 0.949 9/23/2010 0.947 0.949 9/22/2010 0.953 0.949 9/21/2010 0.959 0.949 9/20/2010 0.972 0.949 9/17/2010 0.944 0.949 9/16/2010 0.935 0.949 9/15/2010 0.954 0.949 9/14/2010 0.939 0.949 9/13/2010 0.94 0.949 9/10/2010 0.927 0.949 9/9/2010 0.926 0.949 9/8/2010 0.926 0.949 9/7/2010 0.921 0.949 9/3/2010 0.959 0.949 9/2/2010 0.945 0.949 9/1/2010 0.958 0.949 8/31/2010 0.923 0.949 8/30/2010 0.906 0.949 8/27/2010 0.923 0.949 8/26/2010 0.9 0.949 8/25/2010 0.916 0.949 8/24/2010 0.898 0.949 8/23/2010 0.904 0.949 8/20/2010 0.929 0.949 8/19/2010 0.897 0.949 8/18/2010 0.922 0.949 8/17/2010 0.911 0.949 8/16/2010 0.908 0.949 8/13/2010 0.898 0.949 8/12/2010 0.912 0.949 8/11/2010 0.906 0.949 8/10/2010 0.956 0.949 8/9/2010 0.977 0.949 8/6/2010 0.968 0.949 8/5/2010 0.958 0.949 8/4/2010 0.969 0.949 8/3/2010 0.953 0.949 8/2/2010 0.989 0.949 7/30/2010 0.95 0.949 7/29/2010 0.959 0.949 7/28/2010 0.955 0.949 7/27/2010 0.97 0.949 7/26/2010 0.954 0.949 7/23/2010 0.954 0.949 7/22/2010 0.935 0.949 7/21/2010 0.907 0.949 7/20/2010 0.927 0.949 7/19/2010 0.915 0.949 7/16/2010 0.909 0.949 7/15/2010 0.938 0.949 7/14/2010 0.943 0.949 7/13/2010 0.953 0.949 7/12/2010 0.92 0.949 7/9/2010 0.939 0.949 7/8/2010 0.925 0.949 7/7/2010 0.914 0.949 7/6/2010 0.893 0.949 7/2/2010 0.905 0.949 7/1/2010 0.913 0.949 6/30/2010 0.918 0.949 6/29/2010 0.923 0.949 6/28/2010 0.954 0.949 6/25/2010 0.951 0.949 6/24/2010 0.938 0.949 6/23/2010 0.946 0.949 6/22/2010 0.949 0.949 6/21/2010 0.956 0.949 6/18/2010 0.966 0.949 6/17/2010 0.963 0.949 6/16/2010 0.959 0.949 6/15/2010 0.963 0.949 6/14/2010 0.929 0.949 6/11/2010 0.938 0.949 1 Book value excluding FAS115 (represents after-tax net unrealized gains/(losses) on available for sale securities) Source: FactSet, SNL; market data as of 10/29/10 Historical price-to-book multiples1 Analysis of Surety's historical trading multiples Historical price-to-tangible book multiples1 Date Surety Average 10/29/2010 0.876 0.803 10/28/2010 0.899 0.803 10/27/2010 0.909 0.803 10/26/2010 0.916 0.803 10/25/2010 0.906 0.803 10/22/2010 0.899 0.803 10/21/2010 0.899 0.803 10/20/2010 0.894 0.803 10/19/2010 0.875 0.803 10/18/2010 0.894 0.803 10/15/2010 0.883 0.803 10/14/2010 0.889 0.803 10/13/2010 0.878 0.803 10/12/2010 0.86 0.803 10/11/2010 0.86 0.803 10/8/2010 0.866 0.803 10/7/2010 0.847 0.803 10/6/2010 0.852 0.803 10/5/2010 0.852 0.803 10/4/2010 0.822 0.803 10/1/2010 0.849 0.803 9/30/2010 0.842 0.803 9/29/2010 0.834 0.803 9/28/2010 0.842 0.803 9/27/2010 0.83 0.803 9/24/2010 0.843 0.803 9/23/2010 0.808 0.803 9/22/2010 0.813 0.803 9/21/2010 0.818 0.803 9/20/2010 0.829 0.803 9/17/2010 0.806 0.803 9/16/2010 0.798 0.803 9/15/2010 0.814 0.803 9/14/2010 0.801 0.803 9/13/2010 0.802 0.803 9/10/2010 0.791 0.803 9/9/2010 0.79 0.803 9/8/2010 0.79 0.803 9/7/2010 0.785 0.803 9/3/2010 0.818 0.803 9/2/2010 0.806 0.803 9/1/2010 0.817 0.803 8/31/2010 0.787 0.803 8/30/2010 0.773 0.803 8/27/2010 0.787 0.803 8/26/2010 0.767 0.803 8/25/2010 0.782 0.803 8/24/2010 0.766 0.803 8/23/2010 0.771 0.803 8/20/2010 0.792 0.803 8/19/2010 0.765 0.803 8/18/2010 0.787 0.803 8/17/2010 0.777 0.803 8/16/2010 0.775 0.803 8/13/2010 0.766 0.803 8/12/2010 0.778 0.803 8/11/2010 0.773 0.803 8/10/2010 0.815 0.803 8/9/2010 0.833 0.803 8/6/2010 0.825 0.803 8/5/2010 0.817 0.803 8/4/2010 0.827 0.803 8/3/2010 0.813 0.803 8/2/2010 0.844 0.803 7/30/2010 0.81 0.803 7/29/2010 0.814 0.803 7/28/2010 0.81 0.803 7/27/2010 0.823 0.803 7/26/2010 0.81 0.803 7/23/2010 0.81 0.803 7/22/2010 0.793 0.803 7/21/2010 0.769 0.803 7/20/2010 0.786 0.803 7/19/2010 0.777 0.803 7/16/2010 0.771 0.803 7/15/2010 0.795 0.803 7/14/2010 0.8 0.803 7/13/2010 0.808 0.803 7/12/2010 0.78 0.803 7/9/2010 0.797 0.803 7/8/2010 0.785 0.803 7/7/2010 0.775 0.803 7/6/2010 0.757 0.803 7/2/2010 0.768 0.803 7/1/2010 0.774 0.803 6/30/2010 0.779 0.803 6/29/2010 0.783 0.803 6/28/2010 0.81 0.803 6/25/2010 0.807 0.803 6/24/2010 0.795 0.803 6/23/2010 0.802 0.803 6/22/2010 0.805 0.803 6/21/2010 0.811 0.803 6/18/2010 0.82 0.803 6/17/2010 0.817 0.803 6/16/2010 0.814 0.803 6/15/2010 0.817 0.803 6/14/2010 0.788 0.803 6/11/2010 0.795 0.803 0.88x Average 0.80x 1.02x Average 0.95x Since 10/29/09 Column 4 Column 5 Column 6 Column 7 Column 8 Column 9 Column 10 Column 11 Column 12 Column 13 Column 14 Column 15 Column 16 < 0.90x 250 0.90x - 1.00x 3 1.00x - 1.10x > 1.10x 99% Days trading in various P/BV ranges1 1% 0% 0% Days trading in various P/TBV ranges1 Since 10/29/09 Column 4 Column 5 Column 6 Column 7 Column 8 Column 9 Column 10 Column 11 Column 12 Column 13 Column 14 Column 15 Column 16 < 0.90x 46 0.90x - 1.00x 153 1.00x - 1.10x 54 > 1.10x 0 18% 60% 21% 0% 8 P R O J E C T W R I G L E Y

Implied transaction premiums / multiples Note: BVPS and TBVPS ex. FAS 115 represent shareholders' equity and tangible shareholders' equity excluding after-tax unrealized gains/(losses) on available for sale securities divided by basic shares outstanding as of 12/31/10 Preliminary and Confidential 9 P R O J E C T W R I G L E Y